Exhibit 99.1

For Immediate Release

HOLLIS-EDEN PHARMACEUTICALS REPORTS ADDITIONAL POSITIVE DATA

FROM PHASE I/II CLINICAL TRIAL WITH TRIOLEX™ SUPPORTING

ANTI-INFLAMMATORY APPROACH TO TREATING TYPE 2 DIABETES

— Data to date demonstrate that TRIOLEX is safe and well tolerated, and improves insulin sensitivity and lowers fasting glucose levels in obese insulin resistant subjects —

SAN DIEGO, CA – June 9, 2008 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced additional positive interim data from its on-going Phase I/II clinical trial with its investigational oral drug candidate TRIOLEX (HE3286), supporting the potential benefit of a novel anti-inflammatory approach to improving insulin sensitivity in patients with type 2 diabetes. The additional data extend previously reported data from this study and demonstrate that TRIOLEX is safe and well tolerated to date, and that it significantly improved insulin sensitivity and significantly lowered fasting blood glucose, insulin and triglyceride levels in obese insulin resistant subjects treated orally with the compound for 28 days when compared to placebo-treated subjects.

In addition, all subjects had elevated levels of MCP-1, a chemokine identified in the scientific literature to be associated with the cause of insulin resistance, before initiating TRIOLEX therapy, and showed a significant drop in MCP-1 in serum and IL-6 in peripheral blood mononuclear cells when treated with the compound at the highest dose, compared to placebo-treated subjects. This finding is consistent with the anti-inflammatory mechanism of action of TRIOLEX. The primary clinical investigator, Sherwyn Schwartz, M.D., CEO and Chief Medical Officer of dgd Research, Inc., in San Antonio, Texas, presented this additional data from the clinical trial yesterday at a corporate symposium held in conjunction with the 68th Scientific Sessions of the American Diabetes Association being held in San Francisco, California, from June 6th to 10th.

“What is most encouraging about the data,” stated Dr. Schwartz, “is the observation that the TRIOLEX-treated subjects with the most impaired insulin resistance and higher levels of both insulin and fasting blood glucose had the largest improvement in these parameters. These data are intriguing because, in these subjects, the compound appeared to bring these parameters back to a normal range, which is important for safety concerns. To date there have been no reported incidence of hypoglycemia or any drug related serious adverse events. In addition, macrophage-induced inflammation in obese individuals is known to play an important role in causing insulin resistance. To see statistically significant reductions of MCP-1 in the serum and of IL-6 in cells of subjects treated with TRIOLEX versus subjects treated with placebo suggests the compound may be working through a novel pathway. The data demonstrating improvement in insulin sensitivity and glucose tolerance bode well for the potential of seeing a reduction in the clinical endpoint hemoglobin A1-c (HbA1-c) in a Phase II trial with TRIOLEX in patients with type 2 diabetes.”

Summary of Data Presented

The 28-day double-blind placebo controlled clinical trial was designed to study the safety, tolerability, pharmacokinetics and potential activity of TRIOLEX at three dose levels when administered orally (5mg once daily, 5mg twice daily and 10mg twice daily) to obese insulin resistant subjects. Data presented yesterday were from 31 subjects who participated in the clinical trial. The Company reported no serious adverse events or systemic toxicity to date from TRIOLEX in all treated subjects, and all adverse events reported were mild and required no treatment. A total of 17 subjects were evaluated for improvement in insulin sensitivity as measured by a physiological index of glucose disposal (M-value) under euglycemic/hyperinsulinemic clamp conditions, a method widely used to assess whole body glucose metabolism and to test compounds for the treatment of type 2 diabetes.

The data presented showed that pre-diabetic, insulin resistant subjects treated with TRIOLEX exhibited a statistically significant increase in the “M” value (p < 0.018), indicating that they became more sensitive or responsive to insulin. The magnitude of the effect seen with TRIOLEX was a 32.8% increase. This compares favorably to a meta-analysis of the effect of the glitazones in 23 studies of type 2 diabetics with a 34% increase in M value. The effect of TRIOLEX on M value was found to be linearly correlated with the magnitude of insulin resistance at baseline, before treatment (p = 0.015). Although these subjects are not considered hyperglycemic or diabetic, their fasting plasma glucose levels are nevertheless above the normal range (>100 mg/dL). Treatment with TRIOLEX was associated with a reduction in both fasting blood glucose and insulin, restoring these to normal levels without causing hypoglycemia. As in the case of the improved insulin sensitivity, these effects exhibited a highly significant linear correlation with respect to their initial blood glucose (p = 0.002) and insulin levels (p < 0.001) at baseline. In a similar fashion, a triglyceride lowering effect was observed, which correlated linearly with the degree of triglyceride elevation at baseline, before treatment began (p = 0.037). These observations suggest that the potential therapeutic benefit of TRIOLEX to abrogate insulin resistance occurs as a function of the magnitude of dysregulation of glucose homeostasis, as reflected by the extent of fasting hyperglycemia and hyperinsulinemia.

In addition to these findings, treatment with TRIOLEX at the highest dose caused a significant reduction by day 14 in serum levels of the chemokine MCP-1 (p = 0.035). MCP-1 is one of the major effectors of inflammation that mediates excessive infiltration of macrophages in adipose tissue and other insulin-sensitive tissues in obese subjects, leading to insulin resistance. It has now been demonstrated that many of these inflammatory molecules not only participate in a feed-forward cycle of “low grade” chronic inflammation, but they directly interfere with insulin signaling during obesity, thereby providing an explanation for the involvement of inflammation in insulin resistance and type 2 diabetes. Moreover, peripheral blood mononuclear cells obtained from patients treated with TRIOLEX at the highest dose exhibited markedly diminished responses by day 14 (p = 0.024) to a pro-inflammatory stimulus that normally induces a high level of IL-6 secretion, which is clearly conserved in patients treated with placebo in the same trial. Taken together, these observations suggest that the anti-inflammatory properties of TRIOLEX translate into improved insulin sensitivity in humans, thus ameliorating insulin resistance. The Company is now initiating a follow-on Phase II clinical trial to demonstrate efficacy in long-term glycemic control in type 2 diabetic patients by assessment of HbA1-c levels, an approvable end-point for diabetes.

Additional Symposium Highlights

In addition to the data presented by Dr. Schwartz at the symposium, Giovanni Solinas, Ph.D., Laboratory of Metabolic Stress Biology, Division of Physiology, Dept. of Medicine, University of Fribourg, Switzerland, highlighted the role of obesity-induced inflammation in causing insulin resistance. Dr. Solinas was the lead author of several publications linking obesity-induced inflammation to insulin resistance. Along with his own work, Dr. Solinas’ presentation included the work of several leading academic researchers who have reported that the chronic stimulation of the inflammatory kinases JNK and IKK can impair insulin signaling by inhibiting the biological function of IRS-1, a protein that acts as a major mediator of insulin action in target cells. This inflammatory pathway that leads to insulin resistance is well characterized in the scientific literature. In addition, activation of NF-kappaB due to inflammatory mediators or oxidative stress leads to a feed forward cycle of increased production of inflammatory cytokines such as MCP-1, TNF-alpha, IL-6 and IL-1beta.

William Cefalu, M.D., Professor and Chief, Division of Nutrition and Chronic Diseases, Pennington Biomedical Research Center, Louisiana State University System, highlighted the need for novel insulin sensitizers. He reviewed the current class of insulin sensitizers, known as PPAR-gamma agonists, and their efficacy and safety profile to date. He then described the potential mechanism of action of TRIOLEX and the differences between the glitazone class of insulin sensitizers and TRIOLEX. He pointed out that TRIOLEX acts independently of the PPAR-gamma pathway and thereby may avoid the side effects associated with the current glitazone class of insulin sensitizing agents, such as Avandia® and Actos®, which work through the PPAR-gamma pathway. Side effects reported to date with the glitazone class of drugs include weight gain, edema and increased cardiovascular events. To date, experiments in vitro have shown no evidence that TRIOLEX directly binds and/or transactivates the PPAR-gamma receptor. Unlike the glitazones, TRIOLEX does not cause body weight gain when administered to mice or rats. These and other observations are consistent with the Company’s finding that TRIOLEX works through a pathway independent of the PPAR-gamma receptor. TRIOLEX is a pharmaceutically optimized version of one of the body’s natural occurring ligands whose key function may be to restore immunological and metabolic homeostasis.

Richard Hollis, Chairman and CEO of Hollis-Eden, added, “We are honored to hold this symposium to assist the field of diabetes by advancing awareness of the latest research further establishing the role of inflammation as a culprit in insulin resistance. Furthermore, we are excited to share our clinical data supporting the potential role of our drug candidate TRIOLEX in addressing inflammation as an underlying cause of type 2 diabetes. While the primary focus of the study was safety and blood levels of TRIOLEX, by designing the study as we did, we were also able to show statistically significant signs of efficacy in improving insulin sensitivity, lowering fasting blood glucose levels, and lowering triglycerides, which is very exciting considering the limited treatment duration of only 28 days. These data, coupled with a significant reduction in levels of the inflammatory mediators MCP-1 and IL-6, further support our anti-inflammatory approach to improving insulin sensitivity and demonstrate the potential of TRIOLEX as an innovative, novel therapy for type-2 diabetes. Based on the consistently positive findings in our preclinical models of metabolic and inflammatory disorders, and our initial data in human clinical trials, we are now focused on accelerating our TRIOLEX development programs in type-2 diabetes, rheumatoid arthritis and inflammatory bowel disease (ulcerative colitis). Assuming successful clinical development and marketing approval by the FDA, we believe TRIOLEX represents a potential breakthrough therapy for metabolic disorders and inflammatory diseases that could be a first-in-line therapy with distinct competitive advantages in the marketplace relative to currently available treatments.”

Type 2 Diabetes Market

There are approximately 20 million Americans and over 160 million people worldwide with type 2 diabetes. As a result of an aging population and a rise in obesity rates, a common risk factor in this disease, the prevalence of type 2 diabetes is increasing rapidly. Included among the therapeutic approaches to type 2 diabetes are drugs designed to increase insulin production by the pancreas, drugs to reduce glucose production by the liver, and drugs to increase the body’s sensitivity to insulin, thereby improving glucose disposal by the blood stream. The global annual sales of oral anti-diabetic drugs exceed $11 billion annually. Of these insulin sensitizers, Avandia and Actos represent the largest class of oral anti-diabetic agents, currently garnering over $5 billion in worldwide sales annually. However, patient control of glucose levels remains a large unmet medical need as 64% of this patient population fails to achieve optimal glucose levels. Furthermore, now that it is increasingly understood that inflammation is at the root cause of insulin resistance, there is a need to address inflammation in type-2 diabetes.

About Hollis-Eden Pharmaceuticals, Inc.

Hollis-Eden Pharmaceuticals, Inc. is a world leader in the development of a proprietary class of adrenal steroid hormones as novel pharmaceuticals for human health. Through its Hormonal Signaling Technology Platform, Hollis-Eden is developing a new series of small molecule compounds that are metabolites or synthetic analogs of endogenous hormones derived by the adrenal glands from the body’s most abundant circulating adrenal steroid. These steroid hormones, designed to restore the biological activity of cellular signaling pathways disrupted by disease and aging, have been demonstrated in humans to possess several properties with potential therapeutic benefit — they regulate innate and adaptive immunity, reduce nonproductive inflammation and stimulate cell proliferation. The Company’s clinical drug development candidates include TRIOLEX™ (HE3286), a next-generation compound currently in clinical trials for the treatment of type 2 diabetes and ulcerative colitis and being prepared for clinical trials in rheumatoid arthritis, and APOPTONE™ (HE3235), a next-generation compound selected for clinical development for cancer. In addition to these clinical development candidates, Hollis-Eden has an active research program that is generating additional new clinical leads that are being further evaluated in preclinical models of a number of different diseases. For more information on Hollis-Eden, visit the Company’s website at www.holliseden.com.

This press release contains forward-looking statements within the meaning of the federal securities laws concerning, among other things, the potential and prospects of the Company’s drug discovery program and its drug candidates and the benefits to be derived therefrom including the potential advantages of TRIOLEX compared to other treatment approaches, how TRIOLEX is believed to work and its potential for use in the treatment of type 2 diabetes. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its plans will be achieved. Any statement included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company’s actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the Company’s business, including, but not limited to: the outcome of final analysis of data from the Company’s phase I/II clinical trial of TRIOLEX once it is completed may vary from the Company’s initial analysis, and the FDA may not agree with the Company’s interpretation of such results; the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the risks and uncertainties inherent in clinical trials, and drug development and commercialization, including the uncertainty of whether results in clinical testing of TRIOLEX to date will be predictive of results in later stages of development; the ability to obtain regulatory approval for TRIOLEX (HE3286), APOPTONE (HE3235) or any other investigational drug candidate; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to obtain and protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies, the market potential for type 2 diabetes, and the Company’s ability to compete; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement. Except as required by law, the Company undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release. None of the Company’s drug candidates has been approved for sale, significant additional animal and human testing is required in order to seek marketing approval for any of its drug candidates, and the Company cannot assure you that marketing approval can be obtained for any of its drug candidates or that, even if such marketing approval were received, such drug candidates would ultimately achieve commercial success. Furthermore, as is typically the case at this stage of the regulatory review process, the FDA has not yet performed an in-depth review of the Company’s preclinical and clinical data, so its views remain subject to change.

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Contact:

Scott Rieger, Vice President, Corporate Communications

Hollis-Eden Pharmaceuticals, Inc.

(858) 587-9333